EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements and related Prospectuses of BioTime, Inc. and Subsidiaries (collectively, the “Company”) on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964 and 333-183557), and Form S-8 (Registration Nos. 333-101651 and 333-163396) of our report dated March 18, 2013, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Rothstein Kass
New York, New York
March 18, 2013